Exhibit 99.1

Tesla Announces Proposed $1.5 Billion Offering of Senior Notes

PALO ALTO, Calif., Aug. 07, 2017 – Tesla today announced that it intends to offer, subject to market and other conditions, $1.5 billion in aggregate principal amount of its senior notes due 2025 (the “Notes”). The Notes will be senior unsecured debt obligations of Tesla. The interest rate, redemption prices and other terms of the Notes are to be determined.

Tesla intends to use the net proceeds from this offering to further strengthen its balance sheet during this period of rapid scaling with the launch of Model 3, and for general corporate purposes.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and the rules promulgated thereunder. The Notes will be offered only to qualified institutional buyers in the United States pursuant to Rule 144A of the Securities Act and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy any of the foregoing securities, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

Certain statements in this announcement, including statements regarding the proposed offering of the Notes and Tesla’s intended use for the proceeds of the offering, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements, including those factors set forth in Tesla’s public filings. These documents contain and identify important factors that could cause the actual results for Tesla on a consolidated basis to differ materially from those contained in Tesla’s forward-looking statements. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this announcement, and Tesla disclaims any obligation to update information contained in these forward-looking statements.